Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-232530) and related Prospectus of salesforce.com, inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 8, 2019, with respect to the consolidated financial statements and schedule of salesforce.com, inc., and the effectiveness of internal control over financial reporting of salesforce.com, inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 22, 2019